Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 prepared by Par Petroleum Corporation, and as referenced in the Annual Report on Form 10-K of Par Petroleum Corporation filed on March 27, 2013, of information contained in our report dated February 21, 2013, with respect to estimates of reserves and future net revenue of Par Petroleum Corporation, as of December 31, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

November 21, 2013

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